THIRD AMENDMENT TO
LICENSE AGREEMENT
This Third Amendment to License Agreement (the “Third Amendment”) is dated as of August 16, 2017 (the “Amendment Effective Date”) by and between Gen-Probe Incorporated, a Delaware corporation, having a place of business at 10210 Genetic Center Drive, San Diego, California 92121-4362 (“Gen-Probe”), and Roka Bioscience, Inc., a Delaware corporation, having a place of business at 20 Independence Boulevard, 4th Floor, Warren, New Jersey 07059 (“Company”).
RECITALS
WHEREAS, Gen-Probe and Company entered into that certain License Agreement effective as of September 10, 2009, as amended by that certain First Amendment to License Agreement effective as of May 27, 2011 and by that certain Second Amendment to License Agreement effective as of June 13, 2014 (as amended, the “License Agreement”);
WHEREAS, Company exercised the Royalty Reduction Option contemplated by Section 3.4 of the License Agreement (which was added to the License Agreement by the Second Amendment to License Agreement), and paid Gen-Probe the consideration contemplated by Section 3.4(b)(1) of the License Agreement; and
WHEREAS, Gen-Probe and Company now wish to amend the License Agreement to modify certain terms of the License Agreement relating to the Royalty Reduction Option, including the removal of specified milestone payments (and the royalty rate reductions which would have been triggered by the payment of such milestone payments) in exchange for Company’s payment of two million five hundred thousand dollars ($2,500,000) to Gen-Probe.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
TERMS

1.	Definitions. All capitalized terms used in this Third Amendment but not otherwise defined herein will have the respective meanings given to such terms in the License Agreement.

2.
License Modification Fee of $2.5 Million. In consideration of the amendments to the License Agreement set forth in this Third Amendment, Company shall pay Gen-Probe, within five (5) business days after the Amendment Effective Date, the non-creditable, non-refundable sum of two million five hundred thousand dollars ($2,500,000). Gen-Probe shall within twenty-four (24) hours of receipt of payment provide written confirmation (including via email) to Roka of such payment.

3.
Deletion of Section 3.4(b)(2) of the License Agreement. Section 3.4(b)(2) of the License Agreement entitled “Milestone Payments” is hereby deleted and removed from the License Agreement in its entirety.

4.	Amendment of Section 3.4(c) of the License Agreement. Section 3.4(c) of the License Agreement is hereby amended and restated to read in its entirety as follows:

(c)    Royalty Rate Reduction. In consideration for the equity and cash payments by Company set forth in Sections 3.4(a) and 3.4(b), the royalty rates payable by Company to Gen-Probe under the Agreement for use of the Gen-Probe Intellectual Property, as set forth in Schedule 3.1, shall be reduced as follows:

	Rate Reduction Triggering Event	Royalty Rate Reduction in “Total Gen-Probe Royalties” (% of Net Sales)
(i)	The payment of the consideration set forth in Section 3.4(b)(1)	4%
For the avoidance of doubt, the royalty rate reduction in the above table states a reduction in the royalty as a percentage of Net Sales and shall be effective from and after Gen-Probe’s receipt of the applicable consideration as set forth in the table above in this Section 3.4(c). For example, after Gen-Probe’s receipt of the payment of the consideration set forth in Section 3.4(b)(1), the “Total Gen-Probe Royalties” royalty rate payable by Company to Gen-Probe on Company sales of NATs for use on the Panther (Atlas) instrument shall be reduced from 11.5% of Net Sales to 7.5% of Net Sales. For the further avoidance of doubt, the royalty rate reduction contemplated hereby shall apply on a prospective basis only and in no event will Company be eligible to receive any credits for royalties paid or payable with respect to periods prior to the effectiveness of any royalty rate reduction pursuant to this Agreement.

5.
Deletion of Section 3.4(d) of the License Agreement. Section 3.4(d) of the License Agreement entitled “Royalty Reduction Acceleration” is hereby deleted and removed from the License Agreement in its entirety. Company acknowledges and agrees that as the consideration contemplated by Section 3.4(b)(1) has already been paid by Company and the resulting royalty rate reduction has already been applied, as of the Amendment Effective Date there are no further rights to reduce the royalties payable by Company under the License Agreement.

6.
Replacement of Schedule 3.1 of the License Agreement. Schedule 3.1 (Royalties) is hereby deleted in its entirety and replaced with the new version of Schedule 3.1 in the form attached to this Third Amendment. The new version of Schedule 3.1 has been modified to give effect to the royalty rate reduction triggered by the payment of the consideration contemplated by Section 3.4(b)(1) of the License Agreement and to remove Third Party royalties to PHRI and Stanford which are no longer applicable because the subject patents have expired.

7.
No Other Amendments. Except as expressly provided in this Third Amendment, the License Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without further amendment thereto.

8.
Counterparts. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Facsimile and PDF signatures are deemed equivalent to original signatures for purposes of this Third Amendment.

9.
Governing Law. This Third Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. This Third Amendment is effective on the Amendment Effective Date.

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IN WITNESS WHEREOF, the parties to this Third Amendment, having read and understood the foregoing, acknowledge their legally binding acceptance of this Third Amendment by the signatures of their duly authorized representatives below.

GEN-PROBE INCORPORATED		ROKA BIOSCIENCE, INC.

By:	/s/ John M. Griffin	By:	/s/ Mary Duseau
Name:	John M. Griffin	Name:	Mary Duseau
Title:	President	Title:	President and Chief Executive Officer

Schedule 3.1
Royalties

	INSTRUMENT
	CUDA		PANTHER	TIGRIS
Party/Field	Infection Control Applications	Other Industrial Applications(1)	Other Industrial Applications(1)	Other Industrial Applications(1)
Gen‑Probe	6.0%	6.0%	6.0%	6.0%
Additional Gen‑Probe	2.5%	4.0%	1.5%	0.0%

Total Gen‑Probe Royalties	8.5%	10.0%	7.5%	6.0%

(1)    Excludes Infection Control Applications